FOR IMMEDIATE RELEASE
---------------------
August 24, 1999

Contact:  Hazel S. Farmer
            BANK OF LANCASTER
            (804) 435-4101


                    BAY BANKS DECLARES THIRD QUARTER DIVIDEND
                          AND SHARE REPURCHASE PROGRAM


      The Board of Directors of Bank of Lancaster's holding company, Bay Banks of Virginia, Inc., at its meeting held on August 19, 1999, declared the third quarterly cash dividend at 19 cents per share payable on September 24, 1999 to Stockholders of record September17, 1999. This dividend will be paid on 1,171,456 shares for a total of $222,576.

      Bay Banks of Virginia President Austin L. Roberts, III reported that this dividend brings the total dividends for the three quarters of 1999 to $666,104, compared to $589,095 for the first three quarters of 1998 and $528,661 for the same period in 1997.

      The Board of Directors of Bay Banks at its August 19th meeting also authorized the purchase of up to 15,000 shares of the Company's common stock. Management anticipates that such purchases will occur over an extended period of time.

      In making the above announcements, Roberts reported that the Bank continues to grow and prosper. He noted that through the first seven months of 1999, earnings increased 19% over the first seven months of 1998. Roberts noted that loan quality remains very good and loans have increased 10% over this same period last year, while checking accounts have increased 13%.
Assets are at an all-time high of $200,540,000.

      Roberts also noted that following an evaluation of it's capital adequacy, liquidity and profitability, the Bank continues to maintain the highest ratings as one of the safest, soundest banks in the United States by leading national rating services such as Veribanc, Inc. and Bauer Financial Reports. The Bank also continues to hold the Federal Deposit Insurance Company's (FDIC) highest rating of "Well Capitalized."

      One of the major topics of discussion today is the Year 2000 date change, Roberts stated; and "Bank of Lancaster established a Y2K Task Force that has been working for almost three years to prepare us to meet the challenges this date change presents." He noted that "while no one can assure the public that there will no problems or delays, we can report without hesitation that we are prepared. All of our computer systems are Y2K compliant, we have put contingency plans into place, and we have made every effort possible to reduce the risks associated with this important event. On the first business day of the Year 2000, Bank of Lancaster will be ready for business as usual and should temporary delays occur, our contingency plans and our manual operations will move efficiently and promptly into place. We will do our utmost to make certain that our customers experience little or no disruption to their banking transactions."

      "Superior customer service is what we strive to provide to each of our customers and that goes hand in hand with our motto of `Respect the Individual - Value the Relationship'," Roberts stated. "As we look to the future and the new millennium, we will continue to focus on technology to provide our customers with services and products they find of value but we will never lose sight of the importance of greeting our customers with a smile and a sincere handshake, which in our minds will always remain a top priority. All of us here at Bank of Lancaster are excited about the challenges and the opportunities of the Year 2000, and we look forward to sharing this excitement and our vision for the future as we continue to serve our community and our customers."

This constitutes a Year 2000 readiness disclosure by Bay Banks of Virginia, Inc. for the purposes of the Year 2000 Information and Readiness Disclosure Act.

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